Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 11, 2019, on the consolidated financial statements of Odyssey Marine Exploration, Inc. and Subsidiaries, which report appears in the Annual Report on Form 10-K of Odyssey Marine Exploration, Inc. and Subsidiaries for the year ended December 31, 2018, and to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Ferlita, Walsh, Gonzalez & Rodriguez P.A.

Ferlita, Walsh, Gonzalez & Rodriguez P.A.

Certified Public Accountants

Tampa, Florida

December 10, 2021